SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)-------------------------------


                              MARTIN COLOR-FI, INC.
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             (Exact name of registrant as specified in its charter)


SOUTH CAROLINA                       0-21340                   57-0879569
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(State or other jurisdiction        (Commission            (IRS Employer
         of incorporation)          File Number)           Identification No.)


306 Main Street, Edgefield, South Carolina                      29824
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         (Address of principal executive offices)             (Zip Code)


Registrant's telephone number, including area code               (803) 637-7000
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         (Former name or former address, if changed since last report.)

Item 5.   Other Events.

The Company experienced extremely difficult business conditions in the second quarter of 1998. The Fibers Division experienced a 19% decrease in volume shipped compared to the second quarter of 1997, caused principally by severe price competition from foreign competitors. In addition, raw materials costs increased 10% over the previous quarter and the second quarter of 1997.

The carpet division experienced a decrease in sales revenue of 8% during the second quarter of 1998 compared to 1997. This was caused by a significant reduction in sales to the manufactured housing market, offset to some extent by growth in sales to other markets. The Company had planned for reduced sales to the manufactured housing market, but competitive pressures caused sales to decline much more rapidly than planned.

As a result of these conditions, the Company failed to make payments due in July under its revolving credit loan and its overdraft line of credit. In response to the Company's failure to make these payments and to the Company's failure to comply with certain covenants and representations in the loan documents, the revolving credit loan and overdraft line of credit have been accelerated by the lenders and are immediately due. The Company does not have current assets sufficient to repay such indebtedness or to cure the defaults.

The Company has retained the services of outside professionals to assist in assessing its alternatives and addressing its liquidity issues. The alternatives potentially available to the Company include filing a petition in bankruptcy, refinancing its debt, acquiring additional capital to repay its debt, selling all or a portion of the Company's assets, or merger of the Company with another entity. With the exception of filing a petition in bankruptcy, however, management of the Company cannot unilaterally effect any of such matters, and is not currently able to assess the practical availability of such options.

The Company's lenders have agreed to forbear from exercising their rights and remedies for an indefinite period of time, and have expressed support of the Company's efforts to evaluate and implement financial alternatives. Although many of the problems encountered in the second quarter have continued into the third quarter and may continue indefinitely, the Company believes it has the near-term financial ability to continue to operate as a going concern, though there can be no assurances to that effect. The Company's long-term prospects are likely to be dependent on its ability to restructure its indebtedness.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized


                                 MARTIN COLOR-FI, INC.

                                    s/Bret J. Harris
                                 By:-------------------------------------------
                                    Bret J. Harris
                                    Chief Financial Officer
                                    (Principal Accounting and Financial Officer)